99.21

KonaRed Corporation Adds Some
Green to Its Product Line-Up With
Introduction of Organic Green Tea

December 16, 2013. Kalaheo, HI - KonaRed Corporation (formerly TeamUpsport Inc.) (OTCBB: KRED) (OTCQB: KRED)
(“KonaRed” or the “Company”), the developers of the powerful antioxidant-rich wellness beverage made from the exclusive Hawaiian Coffee Fruit, announced today the January 2014 availability of the newest addition to its product line-up, KonaRed Green Tea. The announcement was made today by KonaRed CEO, Shaun Roberts.

Made from the prized Hawaiian coffee fruit and enhanced with the wellness attributes of organic green tea, KonaRed Green Tea is available in 10.5oz plastic bottles and is a low-calorie (30 calories per serving), low sugar (6g per serving) wellness beverage.  Consumers will recognize KonaRed Green Tea on grocery shelves in January 2014 by its light green bottle emblazoned with the KonaRed logo. The new product’s ingredients are purified water, Hawaiian coffee fruit liquid extract, organic green tea, and organic evaporated cane juice.

Regarding the announcement, KonaRed CEO Shaun Roberts stated, “Green tea is the number one selling beverage in Hawaii, so we are confident that the unique blend used to create KonaRed Green Tea will become a hit with consumers in 2014.”

About KonaRed Corporation

KonaRed Corporation is the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses.  KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces extracts and powdered Hawaiian Coffee Fruit. The company is headquartered in Kalaheo, Hawaii.  Learn more about the science behind coffee fruit and follow the healthy, Hawaiian active lifestyle by visiting www.konared.com . For additional information about the company and Investor Relations email invest@konared.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements.” Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to KonaRed’s endeavor being beneficial to consumers and shareholders alike. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States.

Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov

On Behalf of the Board, Shaun Roberts, President and CEO KonaRed Corporation

Contact Information

Contact: KonaRed Corporation Investor Relations
Email: invest@konared.com
Website:  www.konared.com